Exhibit 99.1

CONTACT:

Judith McGarry

Investor Relations

NetLogic Microsystems, Inc.

(415) 255-9150

NetLogic Microsystems Announces

Third Quarter 2004 Financial Results;

Continued Sequential Increase in

Revenue and Improvement in Operating Margin

Mountain View, CA – October 27, 2004 – NetLogic Microsystems, Inc. (NASDAQ: NETL), today announced financial results for the third quarter ended September 30, 2004.

Product revenue for the third quarter of 2004 was $12.4 million, an increase of 11% over the second quarter 2004, and an increase of approximately 380% from $2.6 million in the third quarter of 2003. The product revenue increase was driven by increased customer demand for the Company’s knowledge-based processors. Total revenue for the third quarter of 2004 was $12.4 million, an increase of 5% over the second quarter of 2004, which included $0.6 million of license revenue.

Net loss, computed in accordance with generally accepted accounting principles (GAAP) for the third quarter of 2004, was ($3.6) million or ($0.22) per share, compared to a net loss of ($2.9) million or ($0.78) per share in the second quarter of 2004. Pro forma net loss, excluding amortization of stock-based compensation and note discounts in the third quarter of 2004, was ($20,000) or ($0.00) per share, compared to a pro forma net loss of ($0.7) million, or ($0.20) per share, in the second quarter of 2004.

The Company believes the additional non-GAAP measures provided are useful to investors for performing financial analysis, because they highlight the Company’s operating activities. The Company’s management uses this pro forma measure internally to evaluate its operating performance in planning for its future periods. However, pro forma measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus pro forma financial information on a quarterly basis, please see the attached schedule.

“Our progress in the third quarter was solid as we achieved all of our stated objectives for design wins, sales, gross margins and operating results,” declared Ron Jankov, President and CEO of NetLogic Microsystems. “Despite a semiconductor inventory correction in the communications sector, demand for our breakthrough products, knowledge-based processors, remains quite strong.”

Following is a summary of some of the Company’s third quarter highlights:

•	Closed five new design wins with four customers in the enterprise and telecommunications markets, continuing the Company’s momentum in expanding the use of knowledge-based processors in the most demanding networking and communications applications. All of these programs are at “Top 20” networking OEMs. Using a very conservative metric, the Company only declares a design win once it has received significant revenue orders for a program that is within six to twelve months of volume production. Design engagements, where customers are actively designing with the Company’s products, but for which the Company has not yet received significant revenue orders, continue to grow faster than design wins.

•	In late third quarter, three additional end-customer systems moved to volume production, utilizing the Company’s advanced knowledge-based processors.

•	Successfully qualified and began shipping version 3 of the Company’s knowledge-based processors in late third quarter. As expected, this new version is improving both manufacturing yield and product gross margin.

•	Delivered the first samples of knowledge-based processors, which have the ability to operate at frequencies up to 300 MHz. These are the first knowledge-based processors to reach this milestone frequency.

•	NL5000 knowledge-based processors were deployed in Force10’s TeraScale E-Series terabit switch / routers. The NL5000’s large knowledge base, parallel processing capability and 266 MHz operation on multiple concurrent pipelines allow Force10’s TeraScale E-Series family of switch/routers to process one billion packets per second and support more than one million access control lists with no performance degradation.

•	Delivered its data plane products for the Alcatel 7670 Routing Switching Platform (RSP), Alcatel’s highest-performance, multi-service switch /router product. This is one in a series of major projects between Alcatel and the Company. Alcatel’s 7670 RSP is optimized to deliver multiple new and existing services on a converged IP/MPLS infrastructure, including high availability IP VPN RFC2547 service enhancements leveraging ACEIS Non-Stop Routing Technology, Ethernet Virtual Leased Line service over MPLS, Ethernet to FR/ATM Service Interworking over MPLS, and IP/MPLS and ATM Private Network to Network Interface (PNNI).

•	In addition to a number of design wins with Hitachi, which we expect to continue to contribute to our results of operations, we also anticipate benefiting from the new joint venture, ALAXALA Networks Corporation, formed by Hitachi, Ltd. and NEC Corporation. This joint venture, announced on October 1, 2004, is building on previous R&D from Hitachi, including the platforms incorporating our processors, and will offer its products through its own sales channels and the separate sales channels of Hitachi and NEC. This combination of two of the three largest switch/router manufacturers in Japan, together with the combined sales channels of the three companies, creates a significant growth opportunity for the Company. The Company is very pleased to be part of this exciting collaboration between Hitachi and NEC.

•	To support the recently-sampled 300MHz NL5000 family of knowledge-based processors, the Company introduced an enhanced Integrated Development Environment. This will further improve customers’ design and development processes, allowing them to more rapidly bring systems to market using this latest in the NL5000 family of knowledge-based processors.

The Company’s knowledge-based processors provide significant differentiation in the most demanding networking and communications applications. Our advanced multiple pipeline parallel architecture processes up to four Layer-4 tasks simultaneously, allowing for real-time processing of routing, security, quality of service and transaction billing at 10G line rates. Total processing performance is up to 500 million decisions per second, enabling key next-generation Internet features such as voice over Internet Protocol (VoIP) and video on demand (VOD). Our high-speed architecture also helps support thousands of virtual private networks (VPNs) in hardware, as well as providing the processing capability for other more advanced security features.

The Company continues to focus on very high-speed logic design and full-custom transistor and data-path optimization. This, coupled with TSMC’s advanced 0.13 micron low-voltage logic process with seven layers of high-speed copper interconnect, results in the fastest and lowest power knowledge-based processors, giving the Company a significant advantage over inherently slower memory processes using aluminum interconnect.

NetLogic Microsystems will conduct a conference call with analysts and investors, to discuss its third quarter 2004 financial results and current business, today at 2:00 p.m., Pacific Daylight Time (PDT), or 5:00 p.m., Eastern Daylight Time (EDT). The Company will broadcast this conference call via web cast. To listen to this web cast, or to view the press release and other financial or statistical information required by the SEC, please visit the NetLogic Microsystems website at: http://www.netlogicmicro.com. The web cast of this conference call will be recorded and available for replay until 5:00 p.m., PDT, on November 10, 2004.

About NetLogic Microsystems, Inc.

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a semiconductor company that designs, develops and markets high performance knowledge-based processors for a variety of advanced Internet, corporate and other networking systems, such as routers, switches, network access equipment and networked storage devices. NetLogic Microsystems’ knowledge-based processors employ an advanced processor architecture and a large knowledge database containing network and network user information to make complex decisions about individual packets of information traveling through the network. NetLogic Microsystems’ knowledge-based processors significantly enhance the ability of networking original equipment manufacturers to supply network service providers with systems offering more advanced functionality for the Internet, such as voice transmission over the Internet, virtual private networks, and streaming video and audio. NetLogic Microsystems is headquartered at 1875 Charleston Road, Mountain View, CA 94043.

NetLogic Microsystems is an Affiliate Member with the Intel® Communications Alliance, a community of communications and embedded developers and solution providers. For more information, please visit www.intel.com/go/ica.

NetLogic Microsystems and the NetLogic Microsystems’ logo are trademarks of NetLogic Microsystems, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify product or services of their respective owners.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding NetLogic Microsystems’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products, the volume of sales to our principal product customers, manufacturing yields for our products, the timing of manufacture and delivery of product by our foundry suppliers, the length of our sales cycles, our average selling prices, the strength of the OEM networking equipment market and the cyclical nature of that market and the semiconductor industry. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s registration statement on Form S-1, as amended, as well as other reports that NetLogic Microsystems files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and NetLogic Microsystems undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NETLOGIC MICROSYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$12,441	$2,594	$31,456	$5,106
License and engineering service revenue	—	8	1,128	3,013

Total revenue	12,441	2,602	32,584	8,119
Gross profit	5,580	(5,648)	13,818	(1,901)

Operating expenses:
Research and development	3,891	4,634	12,365	12,346
Selling, general and administrative	1,735	1,201	4,895	3,256
Stock-based compensation	1,090	683	4,616	1,495

Total operating expenses	6,716	6,518	21,876	17,097

Loss from operations	(1,136)	(12,166)	(8,058)	(18,998)
Interest and other income (expense), net	(2,502)	38	(3,897)	161

Net loss	$(3,638)	$(12,128)	$(11,955)	$(18,837)

Net loss per share—Basic and Diluted	$(0.22)	$(3.68)	$(1.50)	$(5.23)

Shares used in calculation—Basic and Diluted	16,243	3,292	7,954	3,599

NETLOGIC MICROSYSTEMS, INC.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$12,441	$2,594	$31,456	$5,106
License and engineering service revenue	—	8	1,128	3,013

Total revenue	12,441	2,602	32,584	8,119
Gross profit	5,647	(5,637)	13,986	(1,830)

Operating expenses:
Research and development	3,891	4,634	12,365	12,346
Selling, general and administrative	1,735	1,201	4,895	3,256
Stock-based compensation	—	—	—	—

Total operating expenses	5,626	5,835	17,260	15,602

Income (loss) from operations	21	(11,472)	(3,274)	(17,432)
Interest and other income (expense), net	(41)	38	(384)	161

Net loss	$(20)	$(11,434)	$(3,658)	$(17,271)

Net loss per share—Basic and Diluted	$(0.00)	$(3.47)	$(0.46)	$(4.80)

Shares used in calculation—Basic and Diluted	16,243	3,292	7,954	3,599

NETLOGIC MICROSYSTEMS, INC.

RECONCILIATION OF GAAP NET LOSS TO PRO FORMA NET LOSS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
GAAP net loss	$(3,638)	$(12,128)	$(11,955)	$(18,837)
Pro forma adjustments:
Amortization of stock-based compensation	1,157	694	4,784	1,566
Amortization of note discounts	2,461	—	3,513	—

Pro forma net loss	$(20)	$(11,434)	$(3,658)	$(17,271)

Pro forma net loss per share—Basic and Diluted	$(0.00)	$(3.47)	$(0.46)	$(4.80)

Shares used in calculation—Basic and Diluted	16,243	3,292	7,954	3,599

NETLOGIC MICROSYSTEMS, INC.

CONDENSED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$39,636	$13,155
Restricted cash	—	5,000
Short-term investments	—	2,995
Accounts receivable, net	3,634	4,062
Inventory	8,471	3,584
Prepaid expenses and other current assets	1,731	560

Total current assets	53,472	29,356

Property and equipment, net	2,105	2,031
Other assets	50	457

Total assets	$55,627	$31,844

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Revolving line of credit	$—	$9,910
Accounts payable	3,961	3,581
Accrued liabilities	4,152	8,118
Deferred revenue	—	500
Capital lease obligations, current	276	351

Total current liabilities	8,389	22,460
Capital lease obligations, long-term	6	135
Other liabilities	72	—

Total liabilities	8,467	22,595

Redeemable convertible preferred stock	—	91,600

Stockholders’ equity (deficit):
Common stock	176	36
Additional paid-in capital	150,932	10,686
Notes receivable from stockholders	(515)	(1,620)
Deferred stock-based compensation	(4,326)	(4,300)
Accumulated deficit	(99,107)	(87,153)

Total stockholders’ equity (deficit)	47,160	(82,351)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$55,627	$31,844

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